Kingsbarn Parallel Income Fund N-2

Exhibit 99.(a)(1)

STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust (this “Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the Trust is: Kingsbarn Parallel Income Fund (hereinafter, the “Trust”).

2.	The name and address of the Registered Agent of the Trust in the State of Delaware is:

Capitol Services, Inc.
108 Lakeland Ave.
Dover, DE 19901

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that the Trust may hereafter consist of one or more series or classes. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series or class, whether such series or class is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series or class only, and not against the assets of the Trust generally or any other series or class thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series or class thereof shall be enforceable against the assets of such series or class.

5.	The business of the Trust will be managed in accordance with the Trust’s Declaration of Trust as such document may be amended from time to time.

6.	This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Kingsbarn Parallel Income Fund, has executed this Certificate of Trust on this on this 19th day of September, 2022.

/s/ Karen Shupe
Karen Shupe, Sole Trustee